Exhibit 99.1

Risk Factors Relating to Our Business

Increased competition could reduce the demand for our services, which could have a material adverse effect on our business, financial condition, results of operations and business prospects.

Competition in the promotions and marketing services business is intense and includes many competitors. We compete for CPG and pharmaceutical manufacturer advertising and consumer promotion budgets with a wide range of media including television, radio, print and direct mail advertising, as well as several alternative in-store and point-of-sale programs. While we believe we provide unique, cost-effective targeted marketing services, there are many parameters on which a CPG manufacturer, pharmaceutical manufacturer or retailer may base its decision to allocate advertising or promotional expenditures, and there can be no assurance that our services will continue to compete effectively against other formats or that CPG and pharmaceutical manufacturers and retailers will continue to use our marketing services. We also expect our competitors to continue to improve the performance of their current products or services, to reduce sales prices of their existing products and services and to introduce new products or services that may offer greater performance and improved pricing. In addition, changes in technology may enable merchants and retail companies to implement or install their own proprietary point-of-sale systems or provide other solutions for the distribution of communications.

A shift in consumer purchasing trends for certain categories of products from traditional retail supermarkets may cause a decrease in the utilization of our services.

Significant retailers including mass marketers and value chains do not use us for their marketing services for the distribution of coupons and communications. Many retailers utilize our competitors for such services and some conduct such services in-house or otherwise allocate their marketing dollars to other media outlets. Mass marketers and value chains have significantly increased their presence in the grocery business and retail industry over the last several years. Many mass marketers and value chains, including Wal-Mart, are not our clients. As mass marketers and value chains, such as Wal-Mart, increase their presence in the grocery business, the percentage of retail grocery purchases that occur in stores where our networks are installed may decrease. The impact of the increased presence of mass marketers and value chains is particularly pronounced in certain product categories. In addition, if consumers continue to shift to alternative shopping channels, like club stores, mass merchandisers and value chains, the ability and effectiveness of the Catalina Marketing Network® to reach retail shoppers may decline. Any such change in shopping behavior could have a material adverse effect on our results of operations or financial condition.

Our business is dependent on the promotional spending of our manufacturer and retail partners, which may be effected by seasonal, economic and other factors over which we have no control.

In general, we expect our revenues to be greater during periods of increased promotional activity by manufacturers. As a result, the pattern of promotion distribution can be irregular and may change from period to period depending on various factors, including the economy, competition, the timing of new product introductions and the timing of manufacturers’ promotion planning and implementation. In addition, this pattern may be affected by seasonal factors such as holiday-related promotions and annual budgeting processes affecting when our clients use promotional and consumer-related expenditure budgets. These factors, as well as the overall changes in the number of contracts we have with retailer and manufacturer clients, the timing of changes of the installed store base and access to revenue producing transactions, may impact our revenues and profits in any particular period.

Our success depends on our relationships with retailers and pharmacies that provide access to consumers in their retail locations and we rely on data provided from retailers and pharmacies to trigger and report on the delivery of our services.

We depend on retail stores and pharmacies to provide access to transactions with consumers and allow us to install the Catalina Marketing Network® and Health Resource Network on their premises. We believe that our relationships with our current retail and pharmacy clients are strong; however, in the past, some retailers and pharmacies have required us to remove our network from their stores or negotiate significantly different or less advantageous terms in order for us to maintain networks in their stores. Should any of our significant retailers or pharmacy chains reduce in size, cease to exist, not renew our agreements, require us to remove our network equipment or negotiate terms with us which are less advantageous than our current agreements, the ability and effectiveness of the Catalina Marketing Network® or Health Resource Network to reach retail shoppers and access transactions could be reduced and/or the profitability of our operations could be reduced.

Consolidations between our current retail and pharmacy network partners and companies that do not utilize our networks may decrease the installation base of our networks and reduce the utilization of our services. Internationally, certain value chains and mass marketers continue to make acquisitions in the retail industry. Further significant acquisitions and consolidations could have a material impact on our ability to maintain and expand our international operations.

In addition, we rely on data provided by our retailers and pharmacies to trigger and report on the delivery of our services on behalf of our manufacturer clients as well as provide a database to target transactions based on purchase history. Any change, interruption or inaccuracy of the data provided by our retailers and pharmacies could impact the services we offer to our clients as well as the data we utilize to report on transactions.

We may not succeed in our effort to develop new services or enter new retail channels and achieve future growth.

A key element of our growth strategy is the development and sale of new services and entry into new retail channels. While new services are currently under development, there can be no assurance that we will be able to successfully develop and market new services. In addition, while we have dedicated significant resources to expanding our CMS business into new retail channels beyond our foundation in the grocery channel, including installations in drug stores and mass merchandisers and pilot tests in convenience stores, there is no guaranty that we will be able to successfully operate in these retail channels, or that we will achieve revenue growth from these channels. Our inability or failure to enter new retail channels, devise new marketing services or to complete the development or implementation of particular services for use on a large scale, or the failure of such services to achieve market acceptance, could adversely affect our ability to achieve a significant part of our growth strategy. The absence of such growth could have a material adverse effect on our business, results of operations and financial condition. To retain and attract manufacturers, retailers and pharmacies, we believe that we must continue to introduce additional successful services. The development and deployment of new services may require significant expenditures.

Our proposed enhanced and expanded service offerings, including the deployment of color printers, will require significant capital expenditures.

We have announced that we are currently working on the deployment of color ink jet printers in our existing retail network in place of certain of our existing thermal black-and-white printers, and that we have and continue to pursue agreements to install our networks in new retail channels, including retail drug stores and mass merchandisers. These efforts will require a substantial increase in our capital expenditures. In addition, these efforts differ to some degree from our historical business and, as a result, carry additional risks.

The deployment of color ink jet printers in our existing retail network will require substantial expenditures to acquire and install such printers and, in some instances, will replace existing thermal black-and-white printers that may not have reached the end of their useful lives, which we plan to redeploy elsewhere. Color printers will require new and additional efforts and potential costs to be expended by our retailers, including the use and management of additional consumables, such as ink and non-thermal paper, changes in software, hardware and wiring and other logistics steps not required by our current network of thermal black-and-white printers. While we are working with Epson and other vendors to try to simplify the use, servicing and supply of such printers and the required consumables, we cannot provide assurance that difficulties will not be encountered in installing, using and servicing such printers and the consumables. In addition, while we believe the design of the printers and consumables will operate effectively and efficiently when fully deployed and operated in the field, due to the fact that the printers are highly customized and have not been tested for an extended period of operation, there can be no assurance that the ongoing manufacture and delivery of the printers and consumables will move forward as currently planned, that the printers and consumables will operate in accordance with specifications, that we will experience operating reliability consistent with our current thermal black-and-white printers or that we will not experience a significant number of failures resulting from design, manufacture, operation or other causes. Furthermore, while we expect color printing to enhance the effectiveness of our clients’ marketing efforts or increase the redemption rates of incentives printed on our network over an extended period of time, a long term track record verifying such goal has not yet been established. Hence, the deployment of color printers will involve the use of a substantial amount of capital and other expenditures with a risk that difficulties will be encountered in installing and operating them and that they may not gain the acceptance we desire from retailers and our manufacturer clients. Such outcome could have a material adverse effect on our results of operations and financial condition.

The deployment and expansion of our existing networks in new retail channels and markets that we have not historically served, including the retail drug store market, will require a significant amount of capital and other expenditures. Manufacturer clients using our services for new retail channels may differ, to some extent, from our historical client base due to the nature and quantity of items carried in these retail channels. While we expect the deployment of our network in new retail channels to enhance the effectiveness of our clients’ marketing efforts, a track record verifying such goal has not yet been established. As a result, the deployment of our network in new retail channels will involve the use of a substantial amount of capital and other expenditures with a risk that it may not gain the acceptance we desire from our clients. Such result could have a material adverse effect on our results of operations and financial condition.

Significant anticipated new initiatives, including the deployment of color printers, will impact our resources and management.

We have announced that we are currently working on several significant initiatives including the deployment of color printers in our CMS grocery network and pursuit of new retail channels. As a result of these initiatives, subject to the timing and success of these initiatives, we will experience an increased demand on our resources and management.

We are subject to risks which can disrupt our operations, cause loss of data center capacity or interruption of telecommunication links that could adversely affect our business.

Our ability to protect our data centers against damage from fire, power loss, telecommunications failure, hurricanes or other disasters is critical to our future. We believe we have taken reasonable precautions to protect our data centers and telecommunication links from events that could interrupt our operations. Any damage to our data centers or any failure of our telecommunications links that causes interruptions in our operations could materially adversely affect our ability to meet our clients’ requirements, which could result in a material adverse effect on our results of operations and financial condition.

We are subject to risks associated with the selection, availability and cost of insurance.

We have recently observed rapidly changing conditions in certain areas of the traditional commercial insurance markets, in particular related to property and business interruption insurance for hazards related to severe storms, hurricanes and flooding. Such conditions have and may continue to result in higher premium costs, higher policy deductibles, lower coverage limits and may also result in certain policy exclusions. As a result of the conditions in the insurance markets and the cost and/or availability of insurance, we retain some portion of our insurable risks. Any unforeseen or catastrophic losses in excess of insured limits may have a material adverse affect on our results of operations or financial condition.

A breach of our network security could result in liability to us and deter customers from using our services.

Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Any of the foregoing problems could result in liability to us, decrease the confidence of our manufacturer and retail client base and deter customers from using our services. Unauthorized access could jeopardize the security of confidential information related to our Company stored in our computer systems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service, cause us to incur significant costs to remedy the problem and divert management’s attention. We can provide no assurance that the security measures we have implemented will not be circumvented or that any failure of these measures will not have a material adverse effect on our ability to obtain and retain customers. Any of these factors could have a material adverse effect on our business.

Failure to defend our intellectual property rights may harm our competitive position, and litigation to protect our intellectual property rights could be costly.

We hold United States and foreign patents on various aspects of the process of promotion and communication distribution, and have applied for additional patents. In addition, we regard certain computer software and each service application as proprietary and attempt to protect them through copyright and trade secret laws and internal non-disclosure agreements and similar safeguards. In addition, we are working to expand into certain foreign markets where we do not currently hold patent protection which may subject us to increased competition in these markets. Certain aspects of our services may not be adequately protected from infringement or copying. Further, there can be no assurance that our patents or trademarks would be upheld if challenged or that competitors might not develop similar or superior processes or services outside the protection of any patents issued to us.

Third parties may infringe or misappropriate our patents or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. The actions we take to protect our patents and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot provide assurance that we will be able to prevent infringement of our intellectual property rights or misappropriation of our proprietary information. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

Intellectual property litigation against us could be costly and could result in the loss of significant rights.

We expect that, as we continue to expand our service offerings and the number of competitors in targeted marketing grows, we may be increasingly subject to intellectual property infringement, unfair competition and related claims against us. Third parties may also seek to invalidate certain of our patents. In addition, competitors and third parties may, in the future, name our clients as defendants in lawsuits, which may cause these clients to terminate their relationships with us. Our efforts to defend these actions may not be successful. Our failure to prevail in this type of litigation could result in our paying monetary damages (which could be tripled if the infringement is found to have been willful); an injunction requiring us to stop offering our services in their current form; our having to redesign our technology and business methods, which could be costly and time-consuming, even where a redesign is feasible; or our having to pay fees to license intellectual property rights, which may result in unanticipated or higher operating costs. Any third-party claims, with or without merit, could be time consuming, result in costly litigation and damages, cause us to reduce or alter our services, delay or prevent service enhancements or require us to enter into royalty or licensing agreements.

Legislation relating to consumer privacy and changes in government regulations or the interpretation of such regulations could affect our ability to deliver targeted communications and collect data that we use in providing our marketing services, which could negatively affect our ability to satisfy our clients’ needs.

The enactment of legislation related to consumer privacy issues could have a material adverse impact on our marketing services. Any such legislation could place restrictions upon the collection and use of information that is currently legally available, which could materially increase our cost of managing or collecting some data. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, coupons, promotions, messages or newsletters, which could adversely affect our ability to meet our clients’ requirements.

With respect to CHR’s Health Resource Network, our ability to provide consumers with condition-specific health information and direct-to-patient communications may be adversely affected by concerns over heath regulatory guidelines, interpretation by the Food and Drug Administration of regulations related to the promotion of pharmaceutical products and laws, regulations and publicity regarding a patient’s rights to privacy. Regulatory changes in some jurisdictions have increased manufacturer and retailer sensitivity and selectiveness as to what types of messages they will distribute in these jurisdictions. In addition, changes in the laws and regulations or manner of enforcement of such laws and regulations could negatively impact our business and cause us to change our services or systems. While we are currently working with our manufacturer and retailer clients to find an adequate solution to these concerns, there is no guarantee that we will be able to continue to distribute prints for these clients or that there will not be additional changes in the laws and regulations in these and other jurisdictions that will further impact our operations.

Compliance with changes in the securities laws and regulations, including the Sarbanes-Oxley Act of 2002, is likely to increase our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 (the “Act”) has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the NYSE have promulgated new rules. Compliance with these new rules has increased our legal, financial, and accounting costs, and we expect these increased costs to continue indefinitely. We also expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be forced to accept reduced coverage or incur substantially higher costs to maintain or obtain coverage. In addition, these developments may make it more difficult for us to attract and retain qualified members of our board of directors or qualified executive officers.

Due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors or fraud, or in informing management of all material information in timely manner.

Our management, including our CEO and CFO, does not expect that our disclosure controls and internal controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of these inherent limitations, misstatements due to error or fraud may occur and may not be detected.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with U. S. GAAP. Any changes in estimates, judgments and assumptions could have a material adverse effect on our business, financial position and results of operations.

The consolidated and condensed consolidated financial statements included in the periodic reports we file with the SEC are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our financial position and results of operations.

Changes to financial accounting standards may affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may affect our previously reported transactions. New pronouncements and varying interpretations of existing pronouncements have occurred and may occur in the future. Changes to existing accounting rules or the application of existing U. S. GAAP may adversely affect our reported financial results, which could result in a decrease in the value of our stock price.

Risks Related to Shareholder Lawsuits

We, and certain of our current and former directors and former officers, are defendants in several stockholder class action and derivative lawsuits.

We, and certain current and former directors and former officers of the Company and CHR, were named as defendants in numerous complaints purporting to be class actions which were consolidated in the United States District Court for the Middle District of Florida. The complaints seek unspecified compensatory damages and other relief. In addition, certain current and former directors and former officers of the Company and CHR, and Catalina Marketing, as a nominal defendant, have been named in two shareholder derivative actions. The plaintiffs seek unspecified compensatory damages, restitution of improper salaries, insider trading profits and payments from us, and disgorgement under the Sarbanes-Oxley Act of 2002.

In October 2006, the Company entered into a memorandum of understanding to settle the pending and consolidated shareholder class action lawsuit. While the terms of the settlement contained in the memorandum of understanding are on terms that do not adversely affect the Company and involve no admission of liability by the Company or any of the current and former directors and former officers named in the lawsuit, the settlement is not final as it is subject to various conditions including court approvals and other customary conditions.

We intend to vigorously defend against the consolidated shareholder class action lawsuit, to the extent that we do not settle the lawsuit, and the two shareholder derivative actions. We cannot currently predict the impact or resolution of this litigation or reasonably estimate a range of possible loss, which could be material, and the resolution of these lawsuits may harm our business and have a material adverse impact on our financial condition. In addition, securities lawsuits may result in substantial costs, divert management’s attention and other resources, and have a material and adverse effect on our financial condition and the results of our operations in the future.